Exhibit 10.37

SUPPLEMENTAL SECONDMENT AND TRANSFER AGREEMENT

THIS SUPPLEMENTAL SECONDMENT AND TRANSFER AGREEMENT (this “Agreement”) is made and entered into as of July 1, 2005 (the “Effective Date”), by and between Spansion Japan Limited, a Japanese corporation (the “Company”), and Fujitsu Limited, a Japanese corporation (“Fujitsu”). The Company and Fujitsu are hereinafter also referred to as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, in 1993, Fujitsu and Advanced Micro Devices, Inc., a Delaware corporation (“AMD”), entered into a joint venture arrangement, pursuant to which they formed the Company for the purpose of manufacturing wafers for flash memory products (such arrangement, the “Original Spansion Venture”);

WHEREAS, pursuant to that certain Amended and Restated Limited Liability Company Operating Agreement of Spansion LLC dated as of June 30, 2003 and amended as of May 20, 2005 (the “LLC Operating Agreement”), AMD and Fujitsu restructured and expanded the Original Spansion Venture, resulting in the formation of a new joint venture company, Spansion LLC (formerly known as FASL LLC), a Delaware limited liability company (“Spansion LLC”), that engages in the design, manufacture and marketing of flash memory products;

WHEREAS, the Company is a subsidiary of Spansion LLC;

WHEREAS, as contemplated by the LLC Operating Agreement, Fujitsu seconded and transferred certain of its employees to the Company on the terms and conditions set forth in that certain Secondment and Transfer Agreement dated as of June 30, 2003 (the “Original Secondment and Transfer Agreement”) by and between the Parties;

WHEREAS, the Parties desire to confirm their agreement regarding the return to Fujitsu, as of June 30, 2005, of an employee of Fujitsu who had been seconded to the Company on the terms and conditions set forth in the Original Secondment and Transfer Agreement; and

WHEREAS, the Parties desire for Fujitsu to (i) continue seconding certain of its employees to the Company on the terms and conditions set forth in this Agreement and (ii) upon the expiration of such supplemental secondment period, either transfer certain such employees to the Company or return certain such employees to Fujitsu, in each case, the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and other terms and conditions contained herein, the Parties agree as follows:

AGREEMENT

1 DEFINITIONS; INTERPRETATION

1.1 Terms Defined in this Agreement. The following terms when used in this Agreement shall have the following definitions:

1.1.1 “Affiliates” of a Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. A Person shall be deemed an Affiliate of another Person only so long as such control relationship exists.

1.1.2 “Applicable Law” means, with respect to a Person, any domestic or foreign, national, federal, territorial, state or local constitution, statute, law (including principles of common law), treaty, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, legally binding directive, judgment, decree or other requirement or restriction of any arbitrator or Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such, Person or any of its Affiliates).

1.1.3 “Best Efforts” has the meaning set forth in Section 7.1.

1.1.4 “Business Day” means any day other than a day on which commercial banks in California or Tokyo are required or authorized to be closed.

1.1.5 “Claim Notice” has the meaning set forth in Section 10.2.

1.1.6 “Confidential Information” has the meaning set forth in Section 9.1.

1.1.7 “Disclosing Party” has the meaning set forth in Section 9.1.

1.1.8 “FMA” has the meaning set forth in Section 3.6.

1.1.9 “Force Majeure” has the meaning set forth in Section 12.9.1.

1.1.10 “Fujitsu HR Professionals” has the meaning set forth in Section 3.6.

1.1.11 “Fujitsu Policies” has the meaning set forth in Section 3.3.1(i).

1.1.12 “Fujitsu Transfer Date” has the meaning set forth in Section 5.1.1.

1.1.13 “Fujitsu Transfer Date Pension Amount” has the meaning set forth in Section 5.2.3.

1.1.14 “Governmental Authority” means any foreign, domestic, national, federal, territorial, state or local governmental authority, quasi-governmental authority,

instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

1.1.15 “Indemnified Party” has the meaning set forth in Section 10.2.

1.1.16 “Indemnifying Party” has the meaning set forth in Section 10.2.

1.1.17 “Interim Benefits Coverage Period” has the meaning set forth in Section 6.2.

1.1.18 “Interim Health Insurance Coverage Period” has the meaning set forth in Section 6.3.

1.1.19 “IPO” shall mean an the first firm underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the initial offer and sale to the public, for the account of FASL LLC, of securities of FASL LLC (other than a registration statement relating to the sale of securities to employees of FASL LLC pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction).

1.1.20 “IPO Anniversary Date” means the first anniversary of the IPO Effective Date.

1.1.21 “IPO Effective Date” means the effective date of the IPO.

1.1.22 “Losses” has the meaning set forth in Section 10.1.1.

1.1.23 “Mortgage Interest Subsidy Recipients” has the meaning set forth in Section 6.2.1.

1.1.24 “New Pension Plan” has the meaning set forth in Section 5.2.1.

1.1.25 “Payroll Administrator” has the meaning set forth in Section 3.5.1.

1.1.26 “Payroll Servicing Agreement” has the meaning set forth in Section 3.5.1.

1.1.27 “Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, other legal entity or Governmental Authority.

1.1.28 “Receiving Party” has the meaning set forth in Section 9.1.

1.1.29 “Supplemental Seconded Employee” has the meaning set forth in Section 3.1.1.

1.1.30 “Supplemental Seconded Expatriate Employee” has the meaning set forth in Section 3.6.

1.1.31 “Supplemental Secondment Period” has the meaning set forth in Section 3.1.2.

1.1.32 “Service Years” means the years of service that (a) a Transferred Employee was on secondment with the Original Spansion Venture and/or the Company, as the case may be, and (b) a Seconded Expatriate Employee was, or was deemed to be, on secondment with the Company.

1.1.33 “Term” has the meaning set forth in Section 11.1.

1.1.34 “Transferred Employees” has the meaning set forth in Section 4.1.1.

1.2 Interpretation.

1.2.1 Certain Terms. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limited and means “including without limitation.”

1.2.2 Section References; Titles and Subtitles. Unless otherwise noted, all references to Sections, Schedules and Exhibits herein are to Sections, Schedules and Exhibits of this Agreement. The titles, captions and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

1.2.3 Reference to Persons, Agreements, Statutes. Unless otherwise expressly provided herein, (a) references to a Person include its successors and permitted assigns, (b) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto or supplements thereof and (c) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

2 ORIGINAL SECONDMENT AND TRANSFER AGREEMENT

2.1 Termination of the Original Secondment and Transfer Agreement. As the employment of substantially all of the Seconded Employees (as defined in the Original Secondment and Transfer Agreement) has been transferred from Fujitsu to the Company and the Secondment Period (as defined in the Original Secondment and Transfer Agreement) has expired, the Parties agree that, as of June 30, 2005, the Original Secondment and Transfer Agreement shall be terminated and shall be of no further force and effect except for those provisions which expressly survive termination pursuant to Section 11.5.3 of the Original Secondment and Transfer Agreement.

2.2 Return of Seconded Employee to Fujitsu. The Parties confirm their agreement that, as of June 30, 2005, Hiroaki Kai, who was a Seconded Employee under the Original Secondment and Transfer Agreement, shall return to Fujitsu and shall not be transferred to the Company.

3 SUPPLEMENTAL SECONDMENT

3.1 Supplemental Seconded Employees and Supplemental Secondment Period.

3.1.1 Supplemental Seconded Employees. As of the Effective Date, Fujitsu shall use its Best Efforts to (a) continue seconding to the Company the employees set forth on Schedule 3.1.1A, and (b) cause Fujitsu VLSI Limited and Fujitsu LSI Solutions Limited, each a wholly owned subsidiary of Fujitsu, to continue seconding to the Company the employees set forth on Schedule 3.1.1B (each such employee listed on Schedule 3.1.1A, and Schedule 3.1.1B, a “Supplemental Seconded Employee”).

3.1.2 Supplemental Secondment Period. The respective period of continued secondment for each Supplemental Seconded Employee (the “Supplemental Secondment Period”) shall commence as of the Effective Date and shall continue until the respective date listed on Schedule 3.1.2A; provided, however, that (a) the Supplemental Secondment Period may be shortened or extended by written agreement of the Parties with respect to any given Supplemental Seconded Employee, (b) the Supplemental Secondment Period shall be shortened, and shall terminate, with respect to any given Supplemental Seconded Employee upon the Company’s receipt of written notice from Fujitsu stating that such Supplemental Seconded Employee has voluntarily or involuntarily retired from Fujitsu (or its respective Affiliate, as the case may be), and (c) the Supplemental Secondment Period shall be shortened, and shall terminate, with respect to any Supplemental Seconded Employee listed on Schedule 3.1.2B upon Fujitsu’s receipt of written notice from the Company stating that such Supplemental Seconded Employee’s successor has been hired and has commenced his or her employment with the Company. Upon the expiration of each Supplemental Secondment Period, the respective Supplemental Seconded Employee shall, in the case of the Supplemental Seconded Employees listed on Schedule 3.1.2C and subject to Section 4.1, transfer to the Company and, in the case of the Supplemental Seconded Employees listed on Schedule 3.1.2D, return to Fujitsu (or its respective Affiliate, as the case may be).

3.2 Status of Supplemental Seconded Employees. During his or her Supplemental Secondment Period, each Supplemental Seconded Employee shall remain an employee of Fujitsu (or its respective Affiliate, as the case may be); provided, however, that during his or her Supplemental Secondment Period, each Supplemental Seconded Employee shall (a) be managed by the Company, (b) be subject to the employment rules and regulations of the Company, (c) perform such duties and provide such services at such times and at such places as the Company may from time to time reasonably require and (d) act in accordance with and subject to the reasonable instructions of the Company. The Parties acknowledge and agree that no Supplemental Seconded Employee shall be under the control or supervision of Fujitsu (or its respective Affiliate, as the case may be) during his or her Supplemental Secondment Period and Fujitsu (or its respective Affiliate, as the case may be) shall not be responsible to the Company for any services performed by such Supplemental Seconded Employee for the Company during such Supplemental Secondment Period.

3.3 Working Terms and Conditions for Supplemental Seconded Employees.

3.3.1 Working Terms and Conditions for Supplemental Seconded Employees. During his or her Supplemental Secondment Period, the following treatment shall be given to each Supplemental Seconded Employee:

(a) the Company shall pay all salaries and bonuses to such Supplemental Seconded Employee accrued during his or her Supplemental Secondment Period in accordance with Fujitsu’s (or its respective Affiliate’s, as the case may be) rules, regulations and policies and in accordance with the terms of the applicable Payroll Servicing Agreement;

(b) the Company shall pay all out-of-pocket costs and expenses incurred by such Supplemental Seconded Employee in connection with the performance of his or her services for the Company in accordance with the Company’s rules, regulations and policies regarding the payment or reimbursement of such costs and expenses;

(c) such Supplemental Seconded Employee shall remain eligible to participate, on Fujitsu’s account, in health insurance (kenko hoken), social security pension (kosei nenkin hoken), supplemental pension fund (kosei nenkin kikin) and employment insurance (koyo hoken), as well as any other insurance and pension funds maintained by Fujitsu and the costs and expenses resulting from or in connection with the foregoing shall be borne by the Company;

(d) the Company shall maintain on its own account, in accordance with applicable Japanese law, workers’ accident compensation insurance (rosai hoken) which shall cover each such Supplemental Seconded Employee;

(e) any other benefit plans or programs, including any medical or dental plans, child benefit plans (jido teate), mortgage interest subsidy (jutaku yushi), welfare loan (kousei kashitukekin), special occasion benefits allowances (family death, birth of child and marriage) (keicho mimaikin), retirement pension funds, employee savings plans (zaisan-keisei chochiku shoreikin), employee stock purchase plans (jugyoin mochikabukai) and employee housing programs (shataku), applicable to similarly situated employees of Fujitsu or its respective Affiliate, as the case may be, shall apply to such Supplemental Seconded Employee and be provided by Fujitsu or its respective Affiliate, as the case may be; provided, however, that the costs and expenses resulting from or in connection with the foregoing shall be borne by the Company;

(f) unless otherwise expressly stated herein, the Company’s rules and regulations with respect to working hours, break time and any other non-working periods shall apply to such Supplemental Seconded Employee;

(g) paid vacation shall be provided to such Supplemental Seconded Employee in accordance with Fujitsu’s rules, regulations and policies;

(h) any other office and working regulations of the Company, including the obligation of executing confidentiality agreements and intellectual property agreements with the Company, shall apply to such Supplemental Seconded Employee;

(i) notwithstanding clause (h) above, the existing rules, policies and agreements of Fujitsu regarding confidential information and inventions (“Fujitsu Policies”) shall apply to such Supplemental Seconded Employee; provided, however, that Fujitsu agrees, and agrees to cause its respective Affiliates, not to enforce against such Supplemental Seconded Employee any right it may have under the Fujitsu Policies to prohibit such Supplemental Seconded Employee from disclosing Developments (as defined in the Intellectual Property Contribution and Ancillary Matters Agreement dated as of June 30, 2003 (as amended from time to time) by and between Fujitsu and AMD) to the Company;

(j) any evaluation or other assessment of performance of the services provided by such Supplemental Seconded Employee to the Company pursuant to this Agreement shall be prepared by the Company and submitted to Fujitsu for its prior review. In the event that Fujitsu has any comments on or requested changes to the proposed evaluation or other such assessment of a Supplemental Seconded Employee, the Parties agree to discuss such comments and recommended changes in good faith;

(k) the Company may require that such Supplemental Seconded Employee perform services for an Affiliate of the Company, Spansion LLC and/or Fujitsu; provided that (a) the Company obtains the prior written consent of Fujitsu, (b) the terms and conditions of any such “subsecondment” shall be substantially similar to those provided herein and shall include such other terms as may be agreed by Fujitsu, the Company and such Affiliate to incorporate Fujitsu’s rules, regulations and policies regarding overseas assignments and (c) the obligations of the Company under this Agreement shall remain unchanged and the Company shall remain solely responsible to Fujitsu for the performance of such obligations; and

(l) if the Supplemental Secondment Period with respect to such Supplemental Seconded Employee starts or ends in the middle of any given month, the amount of any costs and expenses to be borne by the Company in accordance with this Agreement, including salary, social security insurance and transportation, shall be prorated on a per diem basis.

3.4 Relocation Expenses. If the Parties determine that a Supplemental Seconded Employee needs to relocate in order to perform his or her duties for the Company, the Company shall pay all costs and expenses associated with such relocation in accordance with Fujitsu’s rules, regulations and policies regarding employee relocations.

3.5 Payments and Expenses.

3.5.1 Payments. During the Term, the Company shall remain party to one or more payroll servicing agreements (each a “Payroll Servicing Agreement”) with Fujitsu and/or one or more of its wholly owned subsidiaries (each a “Payroll Administrator”). As of the Effective Date and in accordance with the Payroll Servicing Agreement dated as of June 30, 2003 and amended and restated as of the Effective Date between the Company and Fujitsu Human Resource Professionals Limited, a Japanese corporation and a wholly owned subsidiary of Fujitsu (“Fujitsu HR Professionals”), as Payroll Administrator, the Company shall pay in full (a) all salaries, bonuses, costs and expenses and other amounts to be paid to each Supplemental Seconded Employee in accordance with Sections 3.3 and 3.4 and (b) the cost of all benefits paid or incurred by Fujitsu (or its respective Affiliate, as the case may be) in respect of each Supplemental Seconded Employee in accordance with Section 3.3.

3.5.2 Administrative Cost and Expenses. In addition, the Company shall reimburse each of Fujitsu (or its respective Affiliate, as the case may be) and the Payroll Administrator for all reasonable costs and expenses incurred by Fujitsu (or its respective Affiliate, as the case may be) and the Payroll Administrator, respectively, in connection with administering the continued secondment of the Supplemental Seconded Employees to the Company in accordance with the terms of this Agreement and the Payroll Servicing Agreements. Such reimbursement shall be made by the Company to (a) Fujitsu (or its respective Affiliate, as the case may be) promptly after its receipt of written request for reimbursement from Fujitsu (or its respective Affiliate, as the case may be) describing such costs and expenses in reasonable detail and (b) the Payroll Administrator in accordance with the applicable Payroll Servicing Agreement.

3.6 Supplemental Secondment of Fujitsu Expatriates. As of the Effective Date and subject to applicable immigration law, Fujitsu shall use its Best Efforts during the Supplemental Secondment Period to continue seconding to the Company the employees set forth on Schedule 3.6 (each such employee, a “Supplemental Seconded Expatriate Employee”). All of the Supplemental Seconded Expatriate Employees shall constitute Supplemental Seconded Employees for purposes of this Agreement. For the avoidance of doubt, in accordance with (i) Section 3.3.1(a), (ii) the Payroll Servicing Agreement referred to in Section 3.5.1, (iii) the Personnel Assignment Agreement dated as of June 28, 1993 between Fujitsu and Fujitsu Microelectronics America, Inc., a California corporation and a wholly owned subsidiary of Fujitsu (“FMA”), as Payroll Administrator, (iv) the Payroll Servicing Agreement dated August 1, 2001, between Fujitsu and Fujitsu HR Professionals, as Payroll Administrator, and (v) a Memorandum dated November 28, 2001 between Fujitu and Fujitu HR Professionals, as Payroll Administrator, the Company shall pay all salaries, bonuses, costs and expenses to such Supplemental Seconded Expatriate Employees in accordance with Fujitsu’s rules, regulations and policies governing expatriate assignments.

4 TRANSFER

4.1 Transfer of Certain Supplemental Seconded Employees to the Company.

4.1.1 Best Efforts. During the Supplemental Secondment Period, Fujitsu shall use its Best Efforts to cause, and to cause its respective Affiliates to use their respective Best Efforts to cause, the Supplemental Seconded Employees listed on Schedule 4.1.1 (collectively, the “Transferred Employees”) to transfer their employment from Fujitsu (or its respective Affiliates, as the case may be) to the Company no later than the expiration of their respective Supplemental Secondment Period.

4.1.2 Exceptions. Notwithstanding Section 4.1.1 above, (a) Supplemental Seconded Employees listed on Schedule 4.1.1 agreed upon and identified in writing by the Parties before the expiration of their respective Supplemental Secondment Period, including agreed upon Supplemental Seconded Employees listed on Schedule 4.1.1 who do not consent to the transfer contemplated by Section 4.1.1 on or before the expiration of their respective

Supplemental Secondment Period, shall return to the employ of Fujitsu (or its respective Affiliates) at the end of their respective Supplemental Secondment Period, and (b) such Supplemental Seconded Employees shall not become Transferred Employees after the expiration of their respective Supplemental Secondment Period.

5 RETIREMENT ALLOWANCE AND PENSION

5.1 No Lump Sum Retirement Allowance.

5.1.1 No Lump Sum Retirement Allowance Payment to Transferred Employees. On the date on which the Supplemental Seconded Employees listed on Schedule 4.1.1 transfer employment from Fujitsu (or its respective Affiliates, as the case may be) to the Company (the “Fujitsu Transfer Date”), none of such Supplemental Seconded Employees listed shall be paid a lump sum retirement allowance by the Company, Fujitsu or its Affiliates.

5.2 Pension.

5.2.1 Adoption of New Pension Plan. As of September 1, 2005, the Company shall adopt a certain new pension plan (the “New Pension Plan”) for the Transferred Employees and the Transferred Non-Management Employees (as such term is defined in the Original Secondment and Transfer Agreement).

5.2.2 Treatment of Service Years of Transferred Employees. The Parties agree that the Service Years of each Transferred Employee up to but excluding the Fujitsu Transfer Date, shall be added to the Service Years of such Transferred Employee with the Company for the purpose of the New Pension Plan in which such Transferred Employee is entitled to participate while employed by the Company after the Fujitsu Transfer Date.

5.2.3 Valuation of New Pension Plan for Transferred Employees. In addition, the Parties agree that the value of the accrued benefit under the New Pension Plan as of the Fujitsu Transfer Date and the accrual calculation methodology of the New Pension Plan shall include the amount and the accrual calculation methodology of the lump sum retirement allowance that each Transferred Employee would, hypothetically speaking, be entitled to receive on the Fujitsu Transfer Date based on (a) such Transferred Employee’s Service Years with Fujitsu, its Affiliates and the Original Spansion Venture and the Service Years with the Company up to but excluding the Fujitsu Transfer Date and (b) an “involuntary retirement” calculation in accordance with the rules, regulations and policies of Fujitsu and its applicable Affiliates, as the case may be (such amount, the “Fujitsu Transfer Date Pension Amount”).

5.2.4 Funding of New Pension Plan for Transferred Employees. On the Fujitsu Transfer Date and in connection with the establishment of the New Pension Plan, (a) Fujitsu shall transfer, and shall cause its applicable Affiliates to transfer, to the Company its or their pro rata portion of the Fujitsu Transfer Date Pension Amount based on the Transferred Employees’ Service Years with Fujitsu and its applicable Affiliates, as the case may be, and (b) the Company shall maintain appropriate reserves on its general ledger for the New Pension Plan its pro rata portion of the Fujitsu Transfer Date Pension Amount based on the Transferred Employee’s Service Years with the Original Spansion Venture and the Company prior to the Fujitsu Transfer Date plus the amounts received by the Company from Fujitsu and its applicable Affiliates pursuant to Section 5.2.4(a). After the Fujitsu Transfer Date and the foregoing transfer contemplated by this Section 5.2.4, all pension payments for the Transferred Employees under the New Pension Plan shall be borne by the Company.

5.2.5 Calculation if Transferred Employees Retire Prior to Fujitsu Transfer Date. For the avoidance of doubt and notwithstanding the provisions of Section 5.2.3, in the event that a Supplemental Seconded Employee or a Transferred Employee “voluntarily” retires prior to the Fujitsu Transfer Date, such Supplemental Seconded Employee’s or Transferred Employee’s accrued benefit shall be based on (a) such Supplemental Seconded Employee’s or Transferred Employee’s Service Years with Fujitsu, the Original Spansion Venture and the Company up to the effective date of retirement and (b) a “voluntary retirement” calculation in accordance with the rules, regulations and policies of Fujitsu, the Original Spansion Venture and the Company. For purposes of allocating and calculating any accrued benefit payments to be made to such Supplemental Seconded Employee or Transferred Employee, such accrued benefit shall be borne on a pro rata basis by Fujitsu and the Company based on each such Supplemental Seconded Employee’s or Transferred Employee’s Service Years with Fujitsu, the Original Spansion Venture and the Company, as the case may be.

6 FUJITSU BENEFIT PLANS

6.1 Development of New Benefits Plans. The Company shall use its Best Efforts to develop a new benefits package promptly after the Effective Date with the goals of meeting the business interests of the Company and gaining the approval of the new benefits package by the officers and employees of the Company and applicable labor unions.

6.2 Interim Participation in Fujitsu’s Non-Health Insurance Related Benefits Plans. During the period commencing as of the Effective Date and ending on the IPO Effective Date (the “Interim Benefits Coverage Period”) and subject to the terms of this Article 6, the Transferred Employees (which for purposes of this Article 6 shall include the Company employees who have been transferred from Fujitsu (or its respective Affiliates, as the case may be), as of either June 30, 2003 or the Transfer Date pursuant to the Original Secondment and Transfer Agreement), who participated in any of the following benefits immediately prior to such transfer and who continued to participate in such benefits after they transferred to the Company, shall be entitled to participate in, or otherwise be provided, any of those benefits provided to such employees by Fujitsu and/or its respective Affiliates, as the case may be, immediately prior to such transfer: supplemental pension fund (kosei nenkin kikin), employment insurance (koyo hoken), medical or dental plans, child benefit plans (jido teate), mortgage interest subsidy (jutaku yushi), welfare loan (kousei kashitukekin), special occasion benefits allowances (family death, birth of child and marriage) (keicho mimaikin), retirement pension funds, employee savings plans (zaisan-keisei chochiku shoreikin) and healthcare center (kenko kanrishitsu).

6.2.1 Settlement for Past Participation in Fujitsu’s Mortgage Interest Subsidy (Jutaku Yushi). Certain employees of the Company (the “Mortgage Interest Subsidy Recipients”), including, without limitation, former employees of Fujitsu who transferred their employment to the Company (including, without limitation, those individuals listed on Schedule 6.2.1), have participated in Fujitsu’s mortgage interest subsidy (jutaku yushi). Although the Mortgage Interest Subsidy Recipients are employees of the Company, the Mortgage Interest

Subsidy Recipients have continued to participate in Fujitisu’s mortgage interest subsidy (jutaku yushi). The Parties agree that, as soon as practicable after the Effective Date and in any event no later than December 31, 2005, the Mortgage Interest Subsidy Recipients shall cease participating in Fujitsu’s mortgage interest subsidy (jutaku yushi) and all costs and expenses with respect to the discontinuation of the Mortgage Interest Subsidy Recipients’ participation in Fujitsu’s mortgage interest subsidy (jutaku yushi) shall be borne by the Company.

6.3 Interim Participation in Fujitsu’s Health Insurance. During the period commencing as of the Effective Date and ending on the first to occur of (i) June 30, 2006 or (ii) the effective date of a new health insurance plan to be developed by the Company in accordance with Section 6.1 (the “Interim Health Insurance Coverage Period”) and subject to the terms of this Article 6, the Transferred Employees shall be entitled to participate in, or otherwise be provided, any health insurance benefits provided to such employees by Fujitsu and/or its respective Affiliates, as the case may be, immediately prior to such transfer.

6.4 Company Payments in Respect of Transferred Employees. All costs and expenses with respect to the Transferred Employees’ participation in benefit plans maintained by Fujitsu and/or its respective Affiliates, as the case may be, in accordance with Sections 6.2 and 6.3, shall be borne by the Company. Subject to Section 6.5, the amount of such payment to Fujitsu and/or its respective Affiliates shall be made in a manner consistent with the Company’s payment obligations with respect to the Supplemental Seconded Employees pursuant to Section 3.5.

6.5 Modification of Fujitsu Benefit Plans. Notwithstanding anything herein to the contrary, Fujitsu shall, in its sole discretion, have the right to terminate or modify any Fujitsu benefit plans or arrangements it sponsors from time to time, including those in which any Supplemental Seconded Employees, Supplemental Seconded Expatriate Employees or Transferred Employees may participate; provided, however, that, during the Interim Benefits Coverage Period in the case of the benefits contemplated by Section 6.2 and during the Interim Health Insurance Coverage Period in the case of the health insurance benefits contemplated by Section 6.3, as the case may be, (i) prior to Fujitsu’s termination or modification of any Fujitsu benefit plans affecting Supplemental Seconded Employees, Supplemental Seconded Expatriate Employee or Transferred Employees, Fujitsu shall provide the Company with reasonable prior written notice of such proposed termination or modification to allow the Company to make appropriate alternate arrangements with respect to affected employees and (ii) Fujitsu shall not modify or terminate any such benefit plan, if (A) any such termination or modification affects Supplemental Seconded Employees, Supplemental Seconded Expatriate Employees or Transferred Employees in a materially disproportionate manner compared to the other participants in such plan and (B) the Company is prohibited by Applicable Law from withdrawing from the plan being modified or terminated.

6.6 Eligibility. The ability of Supplemental Seconded Employees, Supplemental Seconded Expatriate Employees or Transferred Employees to participate in any of Fujitsu’s benefit plans or arrangements shall be contingent upon satisfying all of the eligibility requirements for such plans and arrangements that may be in effect from time to time consistently applied to similarly situated Fujitsu employees who participate in such plans and arrangements.

7 CLAIMS AND LIABILITIES

7.1 Best Efforts. Fujitsu and the Company shall use their respective Best Efforts to minimize any liabilities associated with the administration of pay, benefit plans or benefit arrangements pursuant to this Agreement. As used herein, “Best Efforts” means the efforts that a prudent Person desiring to achieve a particular result would use in order to achieve such result reasonably expeditiously. An obligation to use “Best Efforts” does not require the Person subject to such obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement.

7.2 Consequential Damages Waiver. EXCEPT WITH RESPECT TO THE COMPANY’S AND FUJITSU’S RESPECTIVE INDEMNITY OBLIGATIONS UNDER SECTION 10, TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY UNDER ANY LEGAL THEORY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR ANY DAMAGES FOR LOSS OF PROFITS, REVENUE OR BUSINESS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.3 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS) ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

8 TAXES

The Company shall pay the gross amount of any present or future sales, use, excise, value-added, ad valorem or any other tax applicable to the furnishing by Fujitsu of benefits to the Supplemental Seconded Employees and/or Company employees (other than income taxes), or Fujitsu shall be provided with a tax-exemption certificate acceptable to the Governmental Authority in question.

9 CONFIDENTIAL INFORMATION

9.1 Obligations. The Parties acknowledge and agree that all proprietary or nonpublic information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, directly or indirectly, which information is (a) marked as “proprietary” or “confidential” or, if disclosed orally, is designated as confidential or proprietary at the time of disclosure and reduced in writing or other tangible (including electronic) form that includes a prominent confidentiality notice and delivered to the Receiving Party within thirty (30) days of disclosure, or (b) provided under circumstances reasonably indicating that it constitutes confidential and proprietary information, constitutes the confidential and proprietary information of the Disclosing Party (“Confidential Information”). The Receiving Party may disclose Confidential Information only to those employees who have a need to know such Confidential Information and who are bound to retain the confidentiality thereof under provisions (including provisions relating to nonuse and nondisclosure) no less restrictive than those required by the Receiving Party for its own confidential information. The Receiving Party shall, and shall cause its employees to, retain in confidence and not disclose to any third party (including any of its sub-contractors) any Confidential Information without the Disclosing Party’s express prior written consent, and the Receiving Party shall not use such Confidential Information except to exercise the rights and perform its obligations under this Agreement. Without limiting the foregoing, the Receiving Party shall use at least the same procedures and degree of care which it uses to protect its own confidential information of like importance, and in no event less than reasonable care. The Receiving Party shall be fully responsible for compliance by its employees with the foregoing, and any act or omission of an employee of the Receiving Party shall constitute an act or omission of the Receiving Party. The confidentiality obligations set forth in this Section 9.1 shall apply and continue, with regard to all Confidential Information disclosed hereunder, during the Term and thereafter with respect to the Receiving Party, unless the Receiving Party is released from such obligations in writing by an officer of the Disclosing Party. Fujitsu shall cause its respective Affiliates to comply with this Article 9 and the Parties agree that each such respective Affiliate shall constitute a “Party” for purposes of this Article 9.

9.2 Exceptions. Notwithstanding the foregoing, Confidential Information will not include information that: (a) was already known by the Receiving Party, other than under an obligation of confidentiality to the Disclosing Party or any third party, at the time of disclosure hereunder, as evidenced by the Receiving Party’s tangible (including written or electronic) records in existence at such time; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party hereunder; (c) became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the Receiving Party in breach of this Agreement; (d) was subsequently lawfully disclosed to the Receiving Party by a Person other than the Disclosing Party not subject to any duty of confidentiality with respect thereto; or (e) was developed by the Receiving Party without reference to any Confidential Information disclosed by the Disclosing Party, as evidenced by the Receiving Party’s tangible (including written or electronic) records in existence at such time.

9.3 Confidentiality of Agreement; Publicity. Each Party agrees that the terms and conditions of this Agreement shall be treated as Confidential Information and that no reference shall be made thereto without the prior written consent of the other Party (which consent shall not be unreasonably withheld) except (a) as required by Applicable Law; provided that in the case of any filing with a Governmental Authority that would result in public disclosure of the terms hereof, including, without limitation, any such filing required in connection with the IPO, the Parties shall mutually cooperate to limit the scope of public disclosure to the greatest extent possible, (b) to its accountants, banks, financing sources, lawyers and other professional advisors, provided that such parties undertake in writing (or are otherwise bound by rules of professional conduct) to keep such information strictly confidential, (c) in connection with the enforcement of this Agreement, or (d) pursuant to agreed joint press releases prepared in good faith. The Parties will consult with each other, in advance, with regard to the terms of all proposed press releases, public announcements and other public statements with respect to the transactions contemplated hereby.

10 INDEMNIFICATION

10.1 Indemnification.

10.1.1 The Company shall at its own expense indemnify, defend and hold harmless Fujitsu and its respective Affiliates and their respective officers, directors, employees, shareholders and agents, from and against any and all claims, demands, liabilities, costs, damages, expenses (including attorneys’ fees and expenses), and causes of action of any nature whatsoever (collectively, “Losses”) arising from or in any way related to the actions or omissions of any Supplemental Seconded Employee in the course and scope of his or her services to the Company during his or her Supplemental Secondment Period.

10.1.2 Fujitsu shall at its own expense indemnify, defend and hold harmless the Company and its officers, directors, employees, shareholders and agents, from and against any and all Losses arising from or in any way related to the actions or omissions of Fujitsu or any of its subsidiaries with respect to any Supplemental Seconded Employee.

10.2 Indemnification Procedures. If any lawsuit or enforcement action is filed against an indemnified party specified in Section 10.1 (an “Indemnified Party”) with respect to which such Indemnified Party is entitled to indemnification under Section 10.1 or an Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under Section 10.1, then such Indemnified Party shall give notice thereof (a “Claim Notice”) to the indemnifying party specified in Section 10.1 (an “Indemnifying Party”) as promptly as practicable. The failure of an Indemnified Party to give a timely Claim Notice hereunder shall not affect its rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates that such failure actually damaged the Indemnifying Party. If within thirty (30) days after receipt of the Claim Notice the Indemnifying Party acknowledges in writing to the Indemnified Party that the Indemnifying Party is obligated under the terms of its indemnity hereunder in connection with such lawsuit or action (or that it will defend under a reservation of rights), then the Indemnifying Party shall be entitled, at its own cost, risk and expense, (a) to take control of the defense and investigation of such lawsuit or action, (b) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the Indemnifying Party and the Indemnified Party and such Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event, the Indemnified Party shall be entitled, at the Indemnifying Party’s cost and expense, to retain separate counsel of its own choosing, and (c) to compromise or settle such claim, which compromise or settlement shall be made only with the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld. In connection with the Indemnifying Party’s defense of the Indemnified Party as described in the foregoing sentence, the Indemnified Party shall (at the Indemnifying Party’s cost and expense) cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The Parties shall cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim within thirty

(30) days after receipt of the Claim Notice, then the Indemnified Party shall (upon delivering notice to such effect to the Indemnifying Party) have the right, but not the obligation, to undertake, at the Indemnifying Party’s cost and expense, the defense, compromise or settlement of such claim on behalf of, and for the account and risk of, the Indemnifying Party. In the event the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party timely informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 10.2 and for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any Losses by reason of such settlement or judgment.

11 TERM AND TERMINATION

11.1 Term. This Agreement will be effective as of the Effective Date, and will continue in full force and effect until the earlier of (a) the mutual written agreement of the Parties, (b) as otherwise set forth in this Section 11 and (c) the date on which the Interim Health Insurance Period expires (the “Term”).

11.2 Termination for Breach. In the event that either Party materially defaults in the performance of a material obligation under this Agreement, then the non-defaulting Party may provide written notice to the defaulting Party indicating: (a) the nature and basis of such default with reference to the applicable provisions of this Agreement; and (b) the non-defaulting Party’s intention to terminate this Agreement. Upon receipt of such notice, the defaulting Party shall use Best Efforts to cure the alleged breach in a timely manner, and the Parties shall meet to discuss the matter. If the breach is not cured to the reasonable satisfaction of the non-defaulting Party within a reasonable period of time of not less than one hundred and twenty (120) days, and, if the Parties are not otherwise able to resolve the matter, then the non-defaulting Party may terminate this Agreement upon written notice.

11.3 Termination for Insolvency; Certain Actions. Either Party shall have the right to terminate this Agreement immediately by giving written notice of termination to the other Party at any time, upon or after: (a) the filing by the other Party of a petition in bankruptcy; (b) any adjudication that the other Party is bankrupt or insolvent; (c) the filing by the other Party of any legal action or document seeking reorganization, readjustment or arrangement of such Party’s business under Applicable Law relating to bankruptcy or insolvency; (d) the appointment of a receiver for all or substantially all of the property of the other Party; (e) the making by the other Party of any assignment for the benefit of creditors; or (f) the institution of any proceedings for the liquidation or winding up of the other Party’s business or for the termination of its corporate charter.

11.4 Effect of Termination.

11.4.1 Return of Confidential Information. Fujitsu shall, and shall cause its respective Affiliates to, promptly return to the Company (or destroy, at the Company’s election) all Company Confidential Information then in the possession of Fujitsu (or any such respective Affiliate) or under Fujitsu’s (or any such respective Affiliate’s) control, and the Company shall promptly return to Fujitsu (or destroy, at Fujitsu’s election) all Fujitsu Confidential Information (including that of its respective Affiliates) then in the possession of the Company or under the Company’s control.

11.4.2 Continuing Liability. The termination of this Agreement for any reason shall not release either Party from any liability, obligation or agreement which has already accrued at the time of termination. Termination of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have hereunder, at law or otherwise, or which may arise out of or in connection with such termination.

11.4.3 Survival. The provisions of Sections 3.3.1(a), 3.3.1(b), 3.3.1(c), 3.3.1(e), 3.3.1(f) and 3.3.1(k), 3.4, 3.5, 3.6 and 8 (with respect to any payment obligations which accrued prior to, and remain outstanding as of, the expiration of the Term), and Sections 5.1, 5.2, 6, 7, 9, 10, 12 and this Section 11.4.3 shall survive any termination of this Agreement.

12 MISCELLANEOUS TERMS

12.1 Relationship of the Parties. In the exercise of their respective rights, and the performance of their respective obligations hereunder, the Parties are, and will remain independent contractors. Nothing in this Agreement will be construed to constitute the Parties as partners, or principal and agent for any purpose whatsoever. Neither Party will bind, or attempt to bind, the other Party hereto to any contract or other obligation, and neither Party will represent to any third party that it is authorized to act on behalf of the other Party.

12.2 Governing Law. This Agreement will be governed by and construed in accordance with the laws of Japan (without reference to any choice of law or conflicts of law rules or principles that would require the application of the laws of any other jurisdiction).

12.3 Dispute Resolution. The Parties agree that claims, disputes or controversies of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in Schedule 12.3 to this Agreement.

12.4 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement shall be in either the English or Japanese language.

12.5 Successors and Assigns. Except as expressly provided herein, the rights and obligations hereunder may not be assigned or delegated by either Party without the prior written consent of the other Party; provided, however, that Fujitsu shall have the right to assign this Agreement in connection with the sale of substantially all its business to which the Supplemental Seconded Employees relate. Any purported assignment, sale, transfer, delegation or other disposition of such rights or obligations by either Party, except as permitted herein, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

12.6 Entire Agreement; Amendment. This Agreement (including the Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter hereof, and supersede any prior communications, representations, understandings and agreements, either oral or written, between the Parties with respect to such subject matter. This Agreement may not be altered except by a written instrument signed by authorized legal representatives of both Parties. Any waiver of the provisions of this Agreement or of a Party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect or delay by a Party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed and will not be deemed to be a waiver of such Party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party’s right to take subsequent action. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

12.7 Notices and Other Communications. All notices, requests, instructions or consents required or permitted under this Agreement shall be in writing and will be deemed given: (a) when delivered personally; (b) when sent by confirmed facsimile; (c) ten (10) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) three (3) Business Days after deposit with an internationally recognized commercial overnight carrier specifying next-day delivery, with written verification of receipt. All such notices, requests, demands and other communications shall be addressed as follows:

If to the Company:

Spansion Japan Limited

5th Floor, Shinjuku-Chuou-Kouen Building

4-33-4 Nishishinjuku

Shinjuku-ku, Tokyo 160-0023

Japan

Attention: Hironori Satoh, Corporate Director, Corporate Services

                and Human Resources

Telephone: (03) 5302-2200

Facsimile: (03) 5302-2674

with a copy (which shall not constitute notice) to:

Spansion LLC

Attention: General Counsel

One AMD Place M/S 150

PO Box 3453

Sunnyvale, California 94086

Telephone: (408) 749-2202

Facsimile: (408) 774-7399

and with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

Attention: Tad Freese

505 Montgomery Street, Suite 1900

San Francisco, California 94111

USA

Telephone: (415) 391-0600

Facsimile: (415) 395-8095

If to Fujitsu:

Fujitsu Limited

Akiruno Technology Center

50 Fuchigami

Akiruno, Tokyo 197-0833

Japan

Attention: Yoshihiro Sanjou, General Manager, Personnel Division,

                Electronic Devices Unit

Telephone: (042) 532-1408

Facsimile: (042) 532-2400

with a copy (which shall not constitute notice) to:

Morrison & Foerster, LLP

Attention: Jay Ponazecki

AIG Building, 11F

1-1-3 Marunouchi, Chiyoda-ku

Tokyo 100-0005

Japan

Telephone: (03) 3214-6522

Facsimile: (03) 3214-6512

or to such other address or facsimile number as a Party may have specified to the other Party in writing delivered in accordance with this Section 12.7.

12.8 Expenses. Except as otherwise expressly set forth in this Agreement, each Party will bear its own costs and expenses, including fees and expenses of legal counsel and other representatives used or hired in connection with the transactions described in this Agreement.

12.9 Force Majeure.

12.9.1 Excuse. Neither Party will be liable to the other for failure or delay in performing its obligations hereunder if such failure or delay is due to circumstances beyond its reasonable control, including acts of any Governmental Authority, war, terrorism, insurrection, sabotage, embargo, fire, flood, earthquake, strike or other labor disturbance, interruption of or delay in transportation, or unavailability of or interruption or delay in telecommunications or third party services (“Force Majeure”); provided, however, that a lack of credit, funds or financing shall not constitute Force Majeure. This Section 12.9 shall not be interpreted as relieving a Party of an obligation to pay, but may serve to excuse delay in making a payment when due.

12.9.2 Mitigation. A Party seeking to be excused from performance as the result of Force Majeure will be excused to the extent such performance is delayed or prevented by Force Majeure; provided that such Party shall use the utmost reasonably practicable efforts to complete such performance. Each Party agrees to resume performance with the utmost dispatch whenever the causes of such excuse are cured or remedied.

12.9.3 Notice. Should either Party be prevented from or delayed in or become aware that it is likely to be prevented from or delayed in carrying out its obligations under this Agreement due to Force Majeure, such Party shall promptly give to the other Party a written notice setting forth the details of such Force Majeure.

12.10 Severability. If any provision in this Agreement will be found or be held to be invalid or unenforceable, then the meaning of said provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement which will remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by either Party. In such event, the Parties will use their respective Best Efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement.

12.11 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successes and permitted assigns, and the Parties do not intend to confer third party beneficiary rights upon any other Person.

12.12 Construction. This Agreement shall be deemed to have been drafted by both Parties and, in the event of a dispute, neither Party shall be entitled to claim that any provision should be construed against the other Party by reason of the fact that it was drafted by one particular Party.

12.13 Execution. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized representatives as of the date first above written.

SPANSION JAPAN LIMITED:		FUJITSU LIMITED:

By:	/s/ Shinji Suzuki	By:	/s/ Toshihiko Ono
	Shinji Suzuki		Toshihiko Ono
	President		Corporate Executive Vice President